EXHIBIT 10.1


                              AMENDMENT NO. 2
                                     TO
                            MANAGEMENT AGREEMENT


         This Amendment No. 2, dated as of August 31, 2001 (this "Amendment"), amends the Management Agreement, dated as of May 31, 2000, as amended by Amendment No. 1 to Management Agreement, dated as of December 22, 2000 (as so amended, the "Existing Agreement"), by and among Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), a Delaware corporation, TCBY Holding Company, Inc., a Delaware corporation ("Holding"), and TCBY Systems, LLC, a Delaware limited liability company ("Systems" and, together with Holding, "TCBY"). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Existing Agreement.


                              R E C I T A L S

         WHEREAS, the Parties desire to amend certain terms of the Existing Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Amendment.

         1.1 Section 1.18 of the Existing Agreement is amended by adding the following sentence at the end thereof:

"In no case shall Reimbursable Expenses be treated as Management Fees."

         1.2 Section 1.19 of the Existing Agreement is amended in its entirety by replacing the existing text with the following:

"1.19 "Senior Debt" means the indebtedness and other obligations outstanding under the Amended and Restated Credit Agreement, dated as of the date of Amendment No. 2 to this Agreement, among Systems, as borrower, Wells Fargo Bank, National Association, as agent and lender, other lenders and certain other parties in any fiscal quarter."

         1.3 Section 1.21 of the Existing Agreement is amended in its entirety by replacing the existing text with the following:

"1.21 "Senior Loan Documents" means the Amended and Restated Credit Agreement under which the Senior Debt is outstanding, together with the Restated Loan Documents (as defined therein), in each case, as such documents may from time to time be amended in accordance with the terms thereof."

         1.4 The following new Sections 1.26, 1.27, 1.28 and 1.29 are inserted after Sections 1.25 of the Existing Agreement:

"1.26 "Acceleration Event" has the meaning set forth in the Amended and Restated Subordination Agreement, dated as of August 31, 2001, by and among Mrs. Fields, Systems, Holding, TCBY Enterprises, Inc. and Wells Fargo Bank, National Association.

1.27 "Modified Calendar Quarter" has the meaning set forth in the Senior Loan Documents.

1.28 "Modified Ratio Test" means Section 9.02(c) of the Amended and Restated Credit Agreement under which the Senior Debt is outstanding.

1.29 "Reimbursable Expenses" means any and all out-of-pocket costs or expenses for which direct payment by TCBY or reimbursement by TCBY to Mrs. Fields is required by this Agreement."

         1.5 The Annual Plan currently in effect for the 2001 fiscal year under the Existing Agreement is hereby amended in part by reducing the Management Fee of $12.7 million for such fiscal year to $12.4 million.

         1.6 Section 2.5.2 of the Existing Agreement is hereby amended and restated as follows:


"2.5.2 Product Manufacturing Cost Savings. Commencing with the Modified Calendar Quarter beginning on June 3, 2001, if in any Modified Calendar Quarter Americana's cost of manufacturing product (exclusive of raw material costs) is less than $1.64 per gallon, then the savings will be allocated as follows: (i) the first $0.11 per gallon of such difference shall be entirely for Systems' benefit; (ii) the next $0.11 per gallon of such difference shall be entirely for Mrs. Fields' benefit; and (iii) any further difference shall be divided and shared equally between Systems and Mrs. Fields. Amortization, depreciation, property taxes, etc. shall also be considered in the analysis."

         1.7 Section 5.3 of the Agreement is amended by adding the following at the end of such section:

"5.3.1 Retention of Fees. Notwithstanding the foregoing, for each Modified Calendar Quarter of TCBY beginning with the Modified Calendar Quarter ending September 29, 2001, TCBY will retain a portion of the Management Fees through ratably reducing the semi-monthly payment of Management Fees payable pursuant to Section 5.4 by an amount sufficient to ensure that the aggregate amount of such fees so retained (the "Retained Fees") and the Deferred Fees (as defined below) at the end of such fiscal quarter equals the following:


3rd Modified Calendar Quarter 2001      $500,000

4th Modified Calendar Quarter 2001      $1,000,000

Each 1st Modified Calendar Quarter      $500,000 plus the "Deferred Amount"
thereafter

Each 2nd Modified Calendar Quarter      $1,000,000 plus the "Deferred Amount"
thereafter

Each 3rd Modified Calendar Quarter      $1,500,000 plus the "Deferred Amount"
thereafter

Each 4th Modified Calendar Modified     $2,000,000 plus the "Deferred Amount"
Calendar Quarter thereafter


         Notwithstanding the foregoing, in the first Modified Calendar Quarter for each Modified Calendar Year beginning in 2002, the Retained Fees will not be paid through semi-monthly payment reductions but instead be paid in a lump sum on the date on which the relevant compliance certificate is delivered.

         For purposes of the foregoing, the "Deferred Amount" at any time is the aggregate amount of Deferred Fees after giving effect to the compliance calculations with respect to the Modified Ratio Test for the immediately preceding Modified Calendar Year and the repayment of any Deferred Fees then permitted or, if less, the aggregate amount of Deferred Fees after giving pro forma effect to such compliance calculations for the immediately preceding Modified Calendar Quarter and the repayment of any Deferred Fees then permitted.

5.3.2 Effect of TCBY Compliance. If TCBY is in compliance with the Modified Ratio Test as to a given Modified Calendar Quarter and there shall have been no Acceleration Event then the Retained Fees as to such Modified Calendar Quarter will be paid to Mrs. Fields promptly following the delivery of the related compliance certificate. Once any Retained Fees are paid to Mrs. Fields in compliance with the foregoing provisions, such fees will not be subject to any reversion to TCBY.

5.3.3 Effect of TCBY Non-Compliance. If TCBY is not in compliance with the Modified Ratio Test with respect to any Modified Calendar Quarter, then such amount of the Retained Fees needed to ensure compliance (or, if the amount of Retained Fees is less than the amount necessary to ensure compliance, then the entire Retained Fees) will be deferred until such time as they can be paid in compliance with the Modified Ratio Test and there has been no Acceleration Event (such deferred fees, "Deferred Fees").

5.3.4    Repayment of Deferred Fees.

         5.3.4.1 If TCBY is in compliance with the Modified Ratio Test with respect to any Modified Calendar Quarter at the end of which there were unpaid Deferred Fees and there shall have been no Acceleration Event, the Retained Fee as to such Modified Calendar Quarter and the then permitted amount of the then Deferred Fees shall be paid promptly to Mrs. Fields. The permitted amount of Deferred Fees that may then be paid will be established by determining the maximum amount of Deferred Fees that can be paid consistent with the Modified Ratio Test with respect to such Modified Calendar Quarter after giving pro forma effect to such payment for purposes of the relevant calculation.

         5.3.4.2 Any Deferred Fees will accrue interest, compounding on the last day of each Modified Calendar Quarter of TCBY, at the highest non-default rate from time to in effect on any borrowings under the Senior Debt. Interest on any given Deferred Fees will accrue over the period beginning on the last day of the Modified Calendar Quarter to which such Deferred Fees relate and ending on the date on which such Deferred Fees are actually paid, with the oldest Deferred Fees being deemed to be repaid first. Any remaining Deferred Fees, and all accrued interest as to all Deferred Fees, will be paid on the maturity date of the Subordinated Debt (as defined in the Senior Loan Documents) or, if earlier, the first date as of which all borrowings under the Senior Debt have been repaid and the revolving commitment thereunder terminated and all of the Subordinated Debt have been paid (the date as so determined, the "Final Payment Date").

         5.3.4.3 Once any Deferred Fees are paid to Mrs. Fields in compliance with the foregoing provisions, such fees will not be subject to any reversion to TCBY.

5.3.5 Mrs. Fields' Special Fee. In consideration for Mrs. Fields entering in to this Amendment, Mrs. Fields will be entitled to receive a special management fee (the "Special Fee") as to any Modified Calendar Quarter of TCBY for which the Modified Ratio Test is met, including after giving pro forma effect to the repayment in full of any then Deferred Fees. The amount of the Special Fee for any such fiscal quarter shall be 15% of the amount by which the numerator of such Modified Ratio Test for such Modified Calendar Quarter could have been reduced while maintaining compliance with the Modified Ratio Test for such Modified Calendar Quarter, including after giving pro forma effect to the repayment in full of any then Deferred Fees. Any Special Fees that may be paid will for purposes of the Modified Ratio Test be deemed to reduce the numerator of such Modified Test for the Modified Calendar Quarter in which the payment is actually made. Special Fees shall accrue without interest and will be payable on and only on the Final Payment Date."

2.       Miscellaneous.

         2.1 This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         2.2 In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

2.3 Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

         2.4 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         2.5 This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                            MRS. FIELDS' ORIGINAL COOKIES, INC.

                                            By:/s/ MICHAEL WARD
                                               --------------------------------
                                            Name:  Michael Ward
                                            Title: Senior Vice President


                                            TCBY HOLDING COMPANY, INC.

                                            By: /s/ MICHAEL WARD
                                               --------------------------------
                                            Name:  Michael Ward
                                            Title: Senior Vice President


                                            TCBY SYSTEMS, LLC

                                            By: /s/ MICHAEL WARD
                                               --------------------------------
                                            Name:  Michael Ward
                                            Title: Senior Vice President